Exhibit 4 (j)(3)

Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660 A Stock Company
EXCESS WITHDRAWAL ENDORSEMENT
Pacific Life Insurance Company has issued this Endorsement as a part of the annuity Rider to which it is attached.
All provisions of the Rider that do not conflict with this Endorsement apply to this Endorsement. In the event of any conflict between the provisions of this Endorsement and the provisions of the Rider, the provisions of this Endorsement shall prevail over the provisions of the Rider.
This Endorsement modifies the provisions of the Rider to:
(a)	change the method of computing the Protected Payment Base and Remaining Protected Balance in excess withdrawal situations; and

(b)	specify the events that cause termination of the Rider.
The section titled Withdrawal of Protected Payment Amount is deleted and replaced with the following:
Withdrawal of Protected Payment Amount — While this Rider is in effect, you may make cumulative withdrawals up to the Protected Payment Amount each Contract Year without any adjustment to the Protected Payment Base, regardless of market performance, until the Remaining Protected Balance equals zero. Such withdrawals may be taken in a lump sum, in multiple withdrawals or in a series of pre-authorized withdrawals within the Contract Year.
Any portion of the Protected Payment Amount not withdrawn during a Contract Year may not be carried over to the next Contract Year.
If a withdrawal does not cause the total amount withdrawn during the Contract Year to exceed the Protected Payment Amount, the Protected Payment Base will remain unchanged. The Remaining Protected Balance will decrease by the withdrawal amount immediately following the withdrawal.
Example #3 — Illustration of cumulative withdrawals during the second Contract Year not exceeding the Protected Payment Amount established for that Contract Year.

	Purchase		Contract	Protected	Protected	Remaining
	Payments	Withdrawal	Value After	Payment	Payment Amount	Protected
Contract Years	Received	Amount	Activity	Base (PPB)	(7% of PPB)	Balance
Beginning of Year 1	$100,000			$100,000	$7,000	$100,000
Activity	$20,000		$122,000	$120,000		$120,000
Beginning of Year 2				$120,000	$8,400	$120,000
Activity		$8,400	$110,600			$111,600
Beginning of Year 3				$120,000	$8,400	$111,600
For any withdrawal that is not an RMD withdrawal which causes the total amount withdrawn during the Contract Year to exceed the Protected Payment Amount, we will reset the Protected Payment Base and Remaining Protected Balance according to the following calculation:
(a)	Determine the excess withdrawal amount (“A”) where A equals X minus Y defined as follows:

X = withdrawal amount.

Y = the greater of:
1.	Protected Payment Amount minus cumulative withdrawals prior to the withdrawal; or

2.	Zero.
(b)	Determine the ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Y);

(c)	Determine the new Protected Payment Base which equals Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B). The Protected Payment Base will never be less than zero;

(d)	Determine the new Remaining Protected Balance which equals the lesser of:
1.	(Remaining Protected Balance immediately prior to the withdrawal minus Y) multiplied by (1 minus B); or

2.	The Remaining Protected Balance immediately prior to the withdrawal minus the total withdrawal amount.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
The Protected Payment Amount will remain unchanged until the Contract Anniversary following the withdrawal when the Protected Payment Amount for the new Contract Year is determined.
Example #4 — Illustration of cumulative withdrawals during the third Contract Year exceeding the Protected Payment Amount established for that Contract Year and its effect on the Protected Payment Base and Remaining Protected Balance.

	Purchase		Contract	Protected	Protected	Remaining
	Payments	Withdrawal	Value After	Payment	Payment Amount	Protected
Contract Years	Received	Amount	Activity	Base (PPB)	(7% of PPB)	Balance
Beginning of Year 1	$100,000			$100,000	$7,000	$100,000
Activity	$20,000		$122,000	$120,000		$120,000
Beginning of Year 2				$120,000	$8,400	$120,000
Activity		$8,400	$110,600	$120,000		$111,600
Beginning of Year 3				$120,000	$8,400	$111,600
Activity (Withdrawal)		$8,400	$103,600	$120,000		$103,200
Activity (Withdrawal)		$5,000	$94,000	$113,939		$97,987
Beginning of Year 4			$94,000	$113,939	$7,976	$97,987
•	Due to the non-compliant withdrawal of $5,000 made in Contract Year 3, the Protected Payment Base is reduced to $113,939 and the Remaining Protected Balance is reduced to $97,987.
•	A = $4,300 = ($5,000 — $0)

•	B = 0.0505 = ($5,000/($99,000 — $0))

•	Protected Payment Base = $113,939 = $120,000 x (1 — 0.0505)

•	Remaining Protected Balance = $97,987 = lesser of:
•	$97,987 = ($103,200 — $0) x (1 — 0.0505); or

•	$98,200 = ($103,200 — $5,000)
•	At the beginning of Contract Year 4, the Protected Payment Amount is reset to $7,976 (7% x $113,939)
A withdrawal may not exceed the amount available for withdrawal under the Contract, if such withdrawal would cause the cumulative withdrawals for that Contract Year to exceed the Protected Payment Amount and reduce the Contract Value to zero.

If, immediately after a withdrawal: (a) the cumulative withdrawals for that Contract Year do not exceed the Protected Payment Amount; and (b) the Contract Value is reduced to zero, the following will apply:
•	the Protected Payment Amount will be paid under a series of pre-authorized withdrawals under a payment frequency, as elected by you, but no less frequently than annually, until the Remaining Protected Balance is reduced to zero;

•	no additional Purchase Payments will be accepted under the Contract;

•	any Remaining Protected Balance will not be available for payment in a lump sum or may not be applied to provide payments under an Annuity Option; and

•	the Contract will cease to provide any death benefit.
If the Owner or sole surviving Annuitant dies and the Contract Value is zero as of the date of death, any Remaining Protected Balance will be paid to the designated Beneficiary under the series of pre-authorized withdrawals and payment frequency then in effect at the time of the Owner’s or sole surviving Annuitant’s death.
The section titled Termination of Rider is deleted and replaced with the following:
Termination of Rider — Except as otherwise provided under the Continuation of Rider if Surviving Spouse Continues Contract provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:
(a)	the Contract Anniversary immediately following the day any portion of the Contract Value is no longer invested according to an asset allocation program established and maintained by us for this Rider;

(b)	the Contract Anniversary immediately following the day the Remaining Protected Balance is reduced to zero;

(c)	the day of the first death of an Owner or the date of death of the sole surviving Annuitant, except as otherwise provided in the paragraph below;

(d)	the day the Contract is terminated in accordance with the provisions of the Contract, except as otherwise provided in the paragraph below;

(e)	the Annuity Date; or

(f)	the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount.
This Rider and the Contract will not terminate under subparagraphs (c) and (d) above, if at the time of these events, the Contract Value is zero and we are making pre-authorized withdrawals of the Remaining Protected Balance, as described in the Withdrawal of Protected Payment Amount provision of this Rider. In this case, the Rider and the Contract will terminate as described in subparagraph (b) above.
Effective Date — This Endorsement is effective as of the Rider Effective Date, unless a later date is shown below.
     Effective Date: [date]
All other terms and conditions of your Contract and Rider remain unchanged by this Endorsement.
PACIFIC LIFE INSURANCE COMPANY

Chairman and Chief Executive Officer	Secretary

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